Exhibit 10.9

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THIS WARRANT AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after
January 28, 2021	December 14, 2030

CATABASIS PHARMACEUTICALS, INC.
ASSUMED WARRANT TO PURCHASE SHARES OF PREFERRED STOCK

This Assumed Warrant (this “Warrant”) is issued to Viridian, LLC (the “Holder”) by Catabasis Pharmaceuticals, Inc., a Delaware corporation (the “Company”). This Warrant and the Assumed Warrant to Purchase Shares of Common Stock of even date herewith being issued by the Company to the Holder (the “Assumed Common Stock Warrant”) are being issued pursuant to Section 7(b) of the Warrant to Purchase Shares of Common Stock issued by Quellis Biosciences, Inc. (“Quellis”) to the Holder as of December 14, 2020 (the “Original Warrant”) to effectuate the assumption by the Company of the Original Warrant pursuant to Section 3.2(b) of the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among the Company, Quellis, Cabo Merger Sub I, Inc. and Cabo Merger Sub II, LLC. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

1.            Purchase of Shares.

(a)           Number of Shares. Subject to the terms and conditions set forth herein (including the vesting conditions set forth in Subsection 2(b) below), the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to two thousand eight hundred and five (2,805) fully paid and nonassessable shares of the Company’s Series X Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), which (subject to the terms and conditions of the Preferred Stock) is convertible into shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”).

(b)           Exercise Price. The exercise price for the shares of Preferred Stock issuable pursuant to this Section 1 (the “Shares”) shall be $341.70 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 7 hereof.

2.            Exercise.

(a)           Exercise Period. This Warrant shall be exercisable, in whole or in part, for the number of shares that have vested pursuant to Section 2(b) below during the term commencing on the Date of Issuance and ending at 5:00 p.m. (Boston time) on December 14, 2030 (the “Exercise Period”); provided, however, that this Warrant shall no longer be exercisable and become null and void ninety (90) days after the cessation of the provision of services to the Company by Vahe Bedian.

(b)          Vesting. On the last day of each one month period following December 21, 2018 (the “Vesting Commencement Date”), 2.08333% of the Shares subject to this Warrant shall vest and be deemed exercisable hereunder. Subject to Section 19(b), if Vahe Bedian ceases to provide services to the Company for any reason prior to the 4 year anniversary of the Vesting Commencement Date, any further vesting shall automatically and immediately cease. The Company and the Holder may accelerate vesting of the Warrant upon mutual written agreement.

3.            Method of Exercise.

(a)           While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the vested purchase rights evidenced hereby. Such exercise shall be effected by:

(i)            the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)           the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b)           Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c)           As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)            a certificate or certificates for the number of vested Shares to which such Holder shall be entitled, and

(ii)           in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such vested Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

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4.            Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

Where

X =	The number of Shares to be issued to the Holder.

Y =	The number of vested Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the vested portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing prices of a share of Common Stock quoted in the over-the-counter market in which the Common Stock is traded or the closing price quoted on any exchange or electronic securities market on which the Common Stock is listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which the Common Stock was traded over-the-counter or on such exchange), multiplied (if applicable) by the number of shares of Common Stock issuable conversion of such Share. If the Common Stock is not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

5.            Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a)           Organization, Good Standing, and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b)          Authorization. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized sufficient shares of Preferred Stock to allow for the exercise of this Warrant and of Common Stock to allow for the conversion of the Shares into shares of Common Stock.

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6.            Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a)          Authorization. Holder represents that it has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)          Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant, the Shares and any shares of Common Stock issued upon conversion of the Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(c)         Disclosure of Information. The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d)         Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

(e)          Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Act.

(f)          Restricted Securities. The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, each Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

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(g)         Bad Actor Disqualification. The Holder is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Act.

(h)         Capitalization. As of the Date of Issuance, Vahe Bedian, Jonathan Violin, Peter Harwin and Tomas Kiselak together constitute the beneficial owners of not less than ninety percent (90%) of Holder’s membership interests. The Holder is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Act.

(i)          Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH A CERTAIN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

7.            Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)         Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Preferred Stock, by split-up or otherwise, or combine its Preferred Stock, or issue additional shares of its Preferred Stock as a dividend with respect to any shares of its Preferred Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

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(b)         Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. Such a change shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to Common Stock pursuant to the terms of the Company’s Certificate of Incorporation (the “Certificate”). In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)         Other Adjustments. The Exercise Price and the number of Shares issuable upon exercise of this Warrant, and the number of shares of Common Stock or other securities issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Certificate as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Certificate relating to the above in effect as of the Date of Issuance may not be amended, modified or waived, without the prior written consent of the Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares.

(d)         Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8.            No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9.            No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares or the shares of Common Stock issuable upon conversion of the Shares, including (without limitation) the right to vote such Shares or shares of Common Stock, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

10.          Transfer Restrictions. Notwithstanding anything contained herein to the contrary, this Warrant and all rights hereunder may not, in whole or in part, be subject to any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer by the Holder to any person or entity without the prior written consent of the Company.

11.          Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

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12.          Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

13.          Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14.          Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 14):

If to the Company:

Catabasis Pharmaceuticals, Inc.

100 High St, 28th Floor

Boston, MA 02110

Attention: General Counsel

If to Holder:

At the address shown on the signature page hereto.

15.          Finder’s Fee. Each party represents that it neither is or will be obligated for any finder’s fee or commission in connection with this transaction. The Holder agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

16.          Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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17.          Effectiveness; Entire Agreement; Amendments and Waivers. This Warrant shall become effective, without further action by the Company or the Holder, as of the First Effective Time. If (and for so long as) the First Effective Time does not occur, this Warrant shall be of no force or effect. This Warrant, the Assumed Common Stock Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and, without limitation of the foregoing, the Holder agrees that, effective as of the First Effective Time, the Original Warrant shall be, and hereby is, superseded in its entirety by this Warrant and the Assumed Common Stock Warrant and shall cease to be of any further force or effect. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the shares originally issuable pursuant to this Warrant.

18.          Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

19.          Matters Related to Merger.

(a)           Consent to Treatment of Original Warrant. Notwithstanding anything else in the Original Warrant, the Holder consents and agrees to the treatment of the Original Warrant as set forth in the Merger Agreement, including, without limitation, Section 3.2(b) thereof, and acknowledges and agrees that the Original Warrant is superseded in its entirety by this Warrant and the Assumed Common Stock Warrant.

(b)           Accelerated Vesting. Any remaining unvested portion of this Warrant shall fully vest and become exercisable on the earlier to occur of (i) the twelve (12)-month anniversary of the consummation of the First Effective Time, subject to Vahe Bedian’s continued services to Catabasis or its affiliates through such date, and (ii) the date on which Vahe Bedian’s services with Catabasis or its affiliates is terminated by Catabasis or its affiliates without “cause” (as such term is defined as of the date hereof in the Catabasis Executive Severance Benefits Plan effective April 15, 2016).

(c)           Release of Claims.

(i)            The Holder acknowledges and agrees on behalf of itself and each of the Holder’s trustees, beneficiaries, directors, officers, managers, employees, Affiliates, Subsidiaries, stockholders, members, partners, agents, representatives, heirs, executors, administrators, estate, predecessors, successors and assigns (each, a “Holder Releasing Party”), that each Holder Releasing Party hereby unconditionally, irrevocably and forever releases, acquits and discharges Quellis, the First Step Surviving Company, the Surviving Company and the Company (each a “Company Beneficiary”) and each of such Company Beneficiary’s respective current and former directors, officers, managers, employees, representatives, agents, members, stockholders, parents, Affiliates, Subsidiaries, predecessors, successors, and assigns (each, a “Company Released Party” and collectively, the “Company Released Parties”) from any and all rights, actions, causes of action, lawsuits, claims, controversies, demands, liabilities, obligations, losses and damages (including reasonable attorneys’ fees and costs incurred or to be incurred) (collectively, “Claims”) that arise out of or are related to the conduct, management or operation of the business and affairs of Quellis, or any act, omission, event, or occurrence relating to (x) Quellis, (y) the Holder’s ownership of the Original Warrant, or (z) any rights or interests in any other securities of Quellis (including any options to acquire capital stock of Quellis), in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, contingent or vested, of any kind or nature or description whatsoever, from the beginning of time to the First Effective Time, that any Holder Releasing Party had, presently has or may hereafter have or claim or assert to have against any Company Released Party, including with respect to the treatment of the Original Warrant in the Merger and/or any breach of fiduciary duty in connection with the approval of the Merger Agreement and the transactions contemplated thereby that the Holder Releasing Party may have against the Company Released Parties; provided, however, that such release shall not apply to (a) claims which may not be waived as a matter of law, or (b) any rights of any Holder Releasing Party under (1) the Merger Agreement, (2) any agreement entered into by any Holder Releasing Party pursuant to the Merger Agreement (including this Warrant) or (3) any indemnification or exculpation provisions set forth in the certificate of incorporation or bylaws of Quellis or any indemnification agreement disclosed in the Company Disclosure Letter.

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(ii)            The Holder acknowledges that the Holder has read and understands Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Effective as of the First Effective Time, the Holder waives and relinquishes on behalf of each Holder Releasing Party any rights and benefits which such Holder Releasing Party may have under Section 1542 or any similar statute or common law principle of any jurisdiction. The Holder acknowledges that the Holder may later discover facts different from, or in addition to, those the Holder now knows or believes to be true with respect to the Claims released in this Section 19(c), and agrees the release in this Section 19(c) shall be and remain in effect in all respects as a complete release as to all matters released, notwithstanding any such different or additional facts. The Holder understands and acknowledges the significance and consequence of a waiver of Section 1542, and that such waiver is an essential and material term of this Section 19(c).

(iii)            The Holder acknowledges, covenants and agrees that (a) the Holder Releasing Parties have not made or filed any claim or proceeding against any of the Company Released Parties in connection with, based upon or arising out of any released Claim, and (b) the Holder Releasing Parties cannot and will not assign to any Person any released Claim (or any part thereof).

(iv)            The Holder acknowledges that the Company would not enter into the Merger Agreement or consummate the Merger or other transactions contemplated thereby but for the Holder’s willingness to agree to the release set forth in this Section 19(c).

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

CATABASIS PHARMACEUTICALS, INC.

By:	/s/ Jill C. Milne
Name:	Jill C. Milne
Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HOLDER

Viridian, LLC

By:	/s/ Jonathan Violin
Name:	Jonathan Violin
Title:	President
Address: 203 Crescent Street, Building 17, Suite 102B Waltham MA 02453

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NOTICE OF EXERCISE

Catabasis Pharmaceuticals, Inc.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐	_____________ vested Shares pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

☐	Net Exercise the attached Warrant with respect to __________ vested Shares.

The undersigned hereby represents and warrants that the Representations and Warranties in Section 6 hereof are true and correct as of the date hereof.

HOLDER:

Date:	By:

Address:

Name in which shares should be registered: